For Immediate Release

Contacts:	Dan Sondhelm	703 299-8390	dbsondhelm@aol.com
	Paula Carabell	414 226-2552	pcarabell@4sunstone.com
	Bridget Mason	816 860-5644	bridget.mason@umb.com
	Hubbard Garber	617 790-5838	hgarber@barringtonp.com

Milwaukee, WI	JANUARY 30, 2001

UMB FINANCIAL PLANS TO ACQUIRE SUNSTONE
UMB, SunstoneTo Have Custody and Distribution Services in One Operation.

       UMB Financial Corporation (UMBF) has signed a letter of intent, and is working on a binding definitive agreement, under which it would acquire full ownership of Sunstone Financial Group, Inc. Under the proposal the companies would combine some mutual fund processing operations and would incorporate all aspects of a mutual fund back-office - including custody, cash management, transfer agency, administration, fund accounting, underwriting, distribution, marketing, and shareholder communications.

       Sunstone would remain under the leadership of founder Mim Allison, would keep its name and would remain in Milwaukee, WI. Sunstone would incorporate custody and cash management into its product offerings. UMB would move to Sunstone mutual fund servicing, including that of UMB's proprietary Scout Funds.

       "UMB is delighted about the prospect of joining forces with Sunstone to further our strategic agenda of building our fee-based business," said R. Crosby Kemper III, chairman and chief executive officer of UMB Financial Corporation and its lead bank, UMB Bank, n.a. "This unique, entrepreneurial alliance would propel our growth in areas where we would have a competitive advantage due to our high-touch service."

       By using the authority provided in the new Gramm Leach Bliley Act to incorporate custody and distribution services within one operation, UMB Financial Corporation would enhance its role as a full-service financial services holding company and confirm its long-standing commitment to being a key player in the financial services industry. The company has been a provider to mutual funds for more than 40 years.

       "The opportunity to couple two successful companies to offer clients expanded and enhanced services is very exciting," said Allison. "We're delighted about being the first to create a premier full-service shop for mutual fund operations and distribution."

       Allison, who founded Sunstone in 1989, would continue her role as Sunstone president and chief executive officer and would report to Kemper. Allison would additionally be nominated to serve on the UMBFC Board of Directors. UMB would transfer some of its operations to Sunstone. The Sunstone staff would be expected to remain essentially the same.

       Sunstone and UMB have both been significant providers of services to the mutual fund industry. Sunstone has developed a reputation as a provider of services to fund groups seeking high quality supported by sophisticated technology.

       Sunstone has been an industry leader in providing Internet services to allow shareholders to access account information, place transactions, open new accounts online, and to receive their statements, confirmations and periodic annual and semiannual reporters and prospectuses via E-mail. Sunstone provides investment managers, shareholders, and brokers the ability to get their customer account information online.

       Sunstone was represented by Barrington Partners of Boston. Hubbard Garber of Barrington says the UMB Sunstone acquisition is a natural partnership that will make it possible to provide services more efficiently to mutual fund clients and their shareholders.

       UMB Financial Corp is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. It owns and operates 170 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include eScout.com, a leader in e-commerce solutions for independent businesses and community banks, a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital and insurance.